Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 and S-4 File Nos. 333-67113, 333-45447, 333-45449, 333-91041, 333-31608, 333-32624, 333-50031, 333-62636, 333-68274, and 333-112282) of Integrated Electrical Services, Inc. of our report dated December 8, 2004, except for Notes 1 and 7, as to which the date is December 13, 2004 and except for Notes 3 and 15, as to which the date is March 28, 2005, with respect to the consolidated financial statements of Integrated Electrical Services, Inc. included in this Annual Report (Form 10-K/A) for the year ended September 30, 2004.

ERNST & YOUNG LLP

Houston, Texas

April 11, 2005